Exhibit 23.2

Consent of Independent Auditors
We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-221803) and on Form S-8 (Nos. 333-200807 and 333-211425) of Tribune Media Company of our report dated March 1, 2019 relating to the financial statements of Television Food Network, G.P., which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

McLean, Virginia
March 1, 2019